Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-230035) pertaining to the Aetna 401(k) Plan of CVS Health Corporation of our report dated June 23, 2020, with respect to the financial statements of the Aetna 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Boston, Massachusetts
June 23, 2020